Exhibit 99.1

CONTACT: Shintaro Asako
Chief Financial Officer
Phone: 858-373-1500
E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Sends Letter to Avigen Board of Directors

SAN DIEGO, Calif. – March 24, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today sent the following letter to the Board of Directors of Avigen, Inc.:

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MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

March 24, 2009

Board of Directors

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Members of the Board:

We refer to our letter to you last Thursday, March 19. In our letter:

•	We asked that you provide us with access to the same level of due diligence and to Avigen management that you have made available to any other bidder;

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We told you that, upon receipt of the due diligence materials that we previously requested following our mutual agreement on a two-stage due diligence process, we would commit to complete our due diligence review in a 10-day period and would submit our final improved proposal at that time; and

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In advance of receiving these due diligence materials, we confirmed several key improvements in our offer at our meeting on March 18 with Avigen management in San Francisco (namely, minimum cash distributions, no merger agreement “break fee,” and deposit of committed funds in escrow).

Since our March 19 letter, we have not received any direct response from you, the Board of Directors of Avigen, regarding our commitment to commence and complete due diligence in a 10-day period and thereafter deliver our final improved proposal. We would very much welcome the courtesy of a response which addresses the following three points:

1.	Delivery Date of Avigen Due Diligence: On March 19, we received an email from Avigen’s financial advisor (RBC Capital) which stated: “We are preparing some financial diligence. A more formal communication on our thoughts to follow.” We have not heard anything further. When can we expect to receive the requested due diligence so we can continue to refine and improve our offer?

2.	RBC Financial Opinion: Yesterday, we read for the first time in your SEC proxy materials that RBC delivered to you an opinion dated March 17, which stated that our original offer was “inadequate” from a financial perspective in their view. For the record, we would like your shareholders to understand that: (a) we do not understand the basis for the RBC opinion; and (b) RBC delivered this opinion to you before you had invited us at the last minute on the evening of that same day (March 17) to a hastily-arranged meeting in San Francisco on March 18 to discuss our original proposal for the first time. We think it is important to note that, in your SEC proxy materials filed yesterday, you neglect to mention that we made several key improvements to our offer on March 18 and proposed to continue improving our offer if you gave us the requested due diligence that we require to meaningfully improve our offer (which we subsequently confirmed in our letter to you on March 19). We believe that the March 23 public release of an opinion based on our original proposal, without reference by Avigen management to the key improvements we made on March 18, could be misleading to investors if read in isolation of our March 19 press release, which publicly outlined these key improvements.

Moreover, we understand that RBC is paid on a per-opinion delivery basis and we cannot comprehend why Avigen management would authorize such an expenditure before agreeing to meet with us on March 18 for the purpose of improving our offer. Would you please direct RBC to withhold delivery of any further financial “inadequacy” opinion until we have delivered our final proposal (in the same way as you have asked RBC to withhold any opinion delivery for the other current bidders)?

3.	Further Improvements in our Offer: As mentioned above, we propose to complete due diligence and provide our final improved bid if you will commit to provide us with the requested due diligence and not enter into a third-party merger agreement (particularly one with a “break fee”) during this 10-day period. Will you agree to direct management to give us this 10-day window in order to allow us to deliver our final improved proposal?

We believe all of these requests are both reasonable and in the best interests of Avigen’s shareholders and, to that end, ask that you not prematurely and arbitrarily terminate the auction process.

We look forward to your earliest and favorable reply.

Sincerely,

/s/ Yuichi Iwaki

Yuichi Iwaki, M.D., Ph.D.

President and Chief Executive Officer

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About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and MN-166 for the treatment of multiple sclerosis, and either pursue development independently, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of risks and uncertainties associated with MediciNova’s business and the proposed transaction, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with MediciNova’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MediciNova’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent periodic reports on Forms 10-Q and 8-K, copies of which may be obtained by contacting MediciNova’s Investor Relations department at (858) 373-1500 or at MediciNova’s website at http://www.medicinova.com. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof.

MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This material is not a substitute for the prospectus/proxy statement MediciNova, Inc. would file with the SEC if an agreement between MediciNova, Inc. and Avigen, Inc. is reached or any other documents which MediciNova, Inc. may file with the SEC and send to Avigen, Inc. shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF AVIGEN, INC. ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by MediciNova, Inc. through the website maintained by the SEC at http://www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Investor Relations Department, MediciNova, Inc., 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, USA.

MediciNova, Inc. and its directors and executive officers and other persons may be deemed to be participants in any solicitation of proxies in respect of the proposed transaction. Information regarding MediciNova, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on April 29, 2008. Other information regarding the participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.